Exhibit 99.6

Customer FAQs

1. What was announced regarding Science 37 and eMed?

●	We recently announced that Science 37 (also referred to as “we,” “us,” “our” or the “Company”) has entered into a definitive merger agreement with eMed at $5.75 per share, a premium to our existing share price.

○	The strategic merger aims to combine eMed’s extensive access to patients and patient engagement technology with Science 37’s existing patient recruitment and virtual site capabilities to accelerate enrollment of new patients into clinical trials.

○	Upon completion of the transaction, Science 37 will become a privately held company and shares of Science 37 common stock will no longer be listed on Nasdaq. It will continue to be headquartered in RTP, NC.

2. What is eMed and what does it bring to Science 37?

●	eMed is a leader in on-demand virtual care and treatment for consumers, providing the most authoritative and inexpensive in-home test kits for a variety of conditions with the largest real-time network of certified remote proctors. Utilizing its Test-to-TreatTM technology, eMed shortens the time to provide test results and access to treatment within minutes, from anywhere.

●	eMed’s initial offering was the first at-home, digital point of care Covid-19 test in 2020, through which it conducted tens of millions of patient visits.

●	Since its initial offering for Covid-19, eMed now provides similar test and treatment options for Women’s Health, Lyme Disease, Flu, Strep Throat, and Drug Screening. Today, eMed features a 360[0] solution for weight management, that leverages the Test-to-Treat methodology and includes prescription hunger management, counseling and patient reminders.

●	With an extensive patient network and advanced patient engagement technology, eMed brings valuable assets to enhance Science 37's capabilities, providing broader access to new patients and streamlining the patient experience.

●	eMed believes in the Science 37 mission and its market opportunity, and is committed to investing in the combined company’s future.

●	We believe the combined power of eMed’s consumer focused virtual care treatment options and Science 37’s virtual clinical trial capabilities will enable broader patient access and ultimately accelerated enrollment for our customers.

3. How will the merger affect Science 37's services and commitment to customers?

●	The merger represents a shift in ownership, not a shift in our commitment to our mission and delivering outstanding clinical trial services.

●	Science 37 remains resolute in its strategic approach. While transitioning to a privately held company, our dedication to best-in-class execution and unwavering customer support remains steadfast.

●	During the transition, our customers and patients will continue to be our top priority.

●	The transaction is expected to be completed in the first quarter of 2024, subject to customary closing conditions.

●	There is no overlap with existing eMed operations and we expect to remain a stand-alone unit within eMed.

4. Will this transaction impact our existing contract and Science 37’s ability to support my study(s)?

●	We remain focused on fulfilling our contractual obligations and are committed to our customers' success, patient experience, and quality of data. Science 37 is expected to remain a stand-alone operating unit as part of the eMed portfolio with no change to our existing commitments.

6. How will pricing and solutions be affected after the completion of the merger?

●	We do not anticipate any immediate changes to our pricing as a result of the merger, and we expect to incorporate eMed’s expanded access to patient and patient engagement technology over time. Our focus will continue to remain on providing value and maintaining the quality of service you have come to expect from Science 37.

7. Why should customers continue working with Science 37 during this transition?

●	Science 37's capabilities to accelerate and enhance the quality of clinical research will continue, and will be further strengthened by the merger with eMed.

●	The capabilities from eMed will serve to enhance the existing Science 37 capabilities to help improve our ability to access new patients and enroll faster.

8. Is Science 37 financially stable following the merger?

●	Science 37 is financially stable, with more than $50M in cash at year-end 2023 and a pathway to profitability in 2024. eMed brings significant, additional investment capital to expand the capabilities of the combined company and ensure sustainability.

9. What are the next steps to complete the merger, and how will it impact my ongoing study(s)?

●	The merger is expected to be completed in the first quarter of 2024, subject to customary closing conditions.

●	During this transition, ongoing study(s) remain a top priority, and we are committed to providing seamless support. Reach out to your usual Science 37 contact for any additional information or queries.

10. Who can I reach out to for more information about the transaction?

●	As a publicly traded company, at this time, there is no more information we can provide regarding the transaction.

●	We will keep you informed as we progress through the completion of the transaction and update you if anything changes, as necessary.

11. Will you still be called Science 37?

●	We will continue to be called Science 37 in the immediate future.

●	No decision has been made regarding a potential change in brand name when the transaction completes; however, we expect that the Company will persist as a stand-alone business in the eMed portfolio.

Additional Information and Where to Find It

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Company, nor is it a substitute for the tender offer materials that the Company, eMed, LLC, or its acquisition subsidiary, Marlin Merger Sub Corporation, will file with the SEC upon commencement of the tender offer. The solicitation and offer to buy the Company’s common stock will only be made pursuant to an Offer to Purchase and related tender offer materials that eMed, LLC and its acquisition subsidiary intend to file with the SEC. At the time the tender offer is commenced, eMed, LLC and its acquisition subsidiary will file a Tender Offer Statement on Schedule TO and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The Company’s stockholders and other investors are urged to read carefully the tender offer materials (including an Offer to Purchase, a related letter of transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9, and any amendments or supplements thereto, when they become available because they will contain important information that holders of the Company’s securities and other investors should consider before making any decision with respect to the tender offer. The Offer to Purchase, the related letter of transmittal, and certain other tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, will be made available to all stockholders of the Company at no expense to them and will also be made available for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at investors.science37.com or by contacting the Company’s Investor Relations by email at Investors@science37.com.

Cautionary Note Regarding Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding the potential benefits of the proposed transaction; the prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for the Company’s business; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction, including the parties’ ability to satisfy the various closing conditions; any potential strategic benefits, synergies or opportunities expected as a result of the proposed transaction; and any assumptions underlying any of the foregoing. These forward-looking statements generally are identified by the words “believe,” “can,” “could”, “seek”, “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “might”, “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties, many of which are outside of the Company’s control. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including, but not limited to: uncertainties as to the timing of the tender offer and merger; the risk that the proposed transaction may not be completed in a timely manner or at all; uncertainties as to how many of the Company’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the possibility that competing offers will be made; the effect of the announcement or pendency of the proposed transaction on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; risks related to diverting management’s attention from the Company’s ongoing business operations; the risk of litigation and/or regulatory actions related to the proposed acquisition, including the risk that such litigation or actions may result in significant costs of defense, indemnification and liability; the potential that the strategic benefits, synergies or opportunities expected from the proposed acquisition may not be realized or may take longer to realize than expected; risks related to any cost reduction or restructuring measures; the successful integration of the Company into eMed, LLC subsequent to the closing of the transaction and the timing of such integration; other business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; and other risks and uncertainties detailed from time to time in documents filed with the SEC by the Company, including the Company’s current Annual Report on Form 10-K on file with the SEC, as well as the Schedule 14D-9 to be filed by the Company and the tender offer documents to be filed by eMed, LLC and its acquisition subsidiary. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 6, 2023 and in the other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Investors are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. The Company does not give any assurance that the Company will achieve its expectations.